Exhibit (a)(1)(E)
Confirmation E-mail to Eligible Employees who Elect to Participate in the Offer to Exchange
Certain Outstanding Options for New Awards
     Atmel Corporation (“Atmel” or the “Company”) has received your election by which you elected to have some or all of your outstanding eligible options (those options with an exercise price greater than $4.69 per share, that were granted under the Company’s 2005 Stock Plan before August 3, 2008, and that remain outstanding through the expiration date of the offer) cancelled in exchange for new awards, subject to the terms and conditions of the offer.
     If you change your mind, you may withdraw your election as to some or all of your eligible options by submitting a properly completed and signed withdrawal. A properly completed and signed withdrawal must be delivered via the Atmel offer website, email or facsimile no later than 9:00 p.m., Pacific Time, on the offer expiration date, currently expected to be August 28, 2009, to:
Stock Administration Department
Offer website: https://atmel.equitybenefits.com
Email: tender_offer@atmel.com
Fax: (408) 487-2558
     You also may elect to include more or less eligible options in the offer by submitting a new election that lists all of the eligible options you wish to have included in the offer. Only responses that are properly completed, signed and actually received by the Stock Administration Department via the Atmel offer website, email or facsimile before the offer expires will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to your local Human Resources representative.
     Please note that our receipt of your election is not by itself an acceptance of the eligible options for exchange. For purposes of the offer, Atmel will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when Atmel gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, email or other method of communication. Atmel’s formal acceptance of the properly tendered eligible options is expected to take place shortly after the end of the offer period.
     This notice does not constitute the Offer to Exchange Certain Outstanding Options for New Awards (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the email from Steven Laub, our President and Chief Executive Officer, dated August 3, 2009; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov, on the Atmel offer website at https://atmel.equitybenefits.com, or by contacting our Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.

Confirmation E-mail to Eligible Employees who Withdraw their Options from the Offer to Exchange
Certain Outstanding Options for New Awards
     Atmel Corporation (“Atmel” or the “Company”) has received your withdrawal by which you rejected Atmel’s offer to exchange some or all of your outstanding eligible options for new awards. Please note that eligible options you did not elect to withdraw, if any, on your withdrawal remain elected for exchange in accordance with the election previously submitted by you.
     If you change your mind and decide that you would like to participate in this offer with respect to some or all of your withdrawn options or other eligible options not subject to a current election, you must deliver a new, properly completed election via the Atmel offer website, email or facsimile no later than 9:00 p.m., Pacific Time, on the offer’s expiration date, currently expected to be August 28, 2009, to:
Stock Administration Department
Offer website: https://atmel.equitybenefits.com
Email: tender_offer@atmel.com
Fax: (408) 487-2558
     If you submit a new election, any previously submitted election and/or withdrawal will be disregarded, so your new election must list all of the eligible options you wish to exchange. Only responses that are complete and actually received by Atmel’s Stock Administration Department before the offer expires will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to your local Human Resources representative.
     This notice does not constitute the Offer to Exchange Certain Outstanding Options for New Awards (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the email from Steven Laub, our President and Chief Financial Officer, dated August 3, 2009; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov, on the Atmel offer website at https://atmel.equitybenefits.com, or by contacting our Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.